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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. ___________)*

                             SIGNALSOFT CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         COMMON STOCK, $0.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   82668M 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                                         1 of 11

CUSIP No.    82668M 10 2
         -------------------

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

         Charles P. Waite, Jr.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b) [X]

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

         United States of America

--------------------------------------------------------------------------------
                    5.   Sole Voting Power                 31,200 *

Number of           ------------------------------------------------------------
Shares
Beneficially        6.   Shared Voting Power              195,111
Owned by
Each                ------------------------------------------------------------
Reporting
Person With         7.   Sole Dispositive Power            31,200 *

                    ------------------------------------------------------------

                    8.   Shared Dispositive Power         195,111

--------------------------------------------------------------------------------
 9.    Aggregate Amount Beneficially Owned by Each Reporting Person

         226,311 *
--------------------------------------------------------------------------------
10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       (See Instructions)....................................................[X]

--------------------------------------------------------------------------------
11.    Percent of Class Represented by Amount in Row (9)

         less than 1% *

--------------------------------------------------------------------------------
12.    Type of Reporting Person (See Instructions)

         IN
--------------------------------------------------------------------------------

* Amounts beneficially owned and the percentage of ownership include the right to acquire beneficial ownership within 60 days of 31,200 shares.

                                                                         2 of 11

CUSIP No.    82668M 10 2
         --------------------

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

         Olympic Venture Partners III, L.P.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)  [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

         Delaware

--------------------------------------------------------------------------------

                    5.   Sole Voting Power                    1,934,718

Number of           ------------------------------------------------------------
Shares
Beneficially        6.   Shared Voting Power                        - 0 -
Owned by
Each                ------------------------------------------------------------
Reporting
Person With         7.   Sole Dispositive Power               1,934,718

                    ------------------------------------------------------------

                    8.   Shared Dispositive Power                   - 0 -

--------------------------------------------------------------------------------
 9.    Aggregate Amount Beneficially Owned by Each Reporting Person

         1,934,718
--------------------------------------------------------------------------------
10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       (See Instructions)....................................................[X]

--------------------------------------------------------------------------------
11.    Percent of Class Represented by Amount in Row (9)

         8.2%
--------------------------------------------------------------------------------
12.    Type of Reporting Person (See Instructions)

         PN
--------------------------------------------------------------------------------

                                                                         3 of 11

CUSIP No.    82668M 10 2
         -------------------

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

         OVP III Entrepreneurs Fund, L.P.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)  [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------

                    5.   Sole Voting Power                       98,456

Number of           ------------------------------------------------------------
Shares
Beneficially        6.   Shared Voting Power                        - 0 -
Owned by
Each                ------------------------------------------------------------
Reporting
Person With         7.   Sole Dispositive Power                  98,456

                    ------------------------------------------------------------

                    8.   Shared Dispositive Power                   - 0 -

--------------------------------------------------------------------------------
  9.   Aggregate Amount Beneficially Owned by Each Reporting Person

         98,456
--------------------------------------------------------------------------------
10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       (See Instructions)....................................................[X]

--------------------------------------------------------------------------------
11.    Percent of Class Represented by Amount in Row (9)

         less than 1%
--------------------------------------------------------------------------------
12.    Type of Reporting Person (See Instructions)

         PN
--------------------------------------------------------------------------------

                                                                         4 of 11

CUSIP No.    82668M 10 2
         -------------------

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

         Olympic Venture Partners IV, L.P.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)  [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------

                    5.   Sole Voting Power                    1,133,069

Number of           ------------------------------------------------------------
Shares
Beneficially        6.   Shared Voting Power                        - 0 -
Owned by
Each                ------------------------------------------------------------
Reporting
Person With         7.   Sole Dispositive Power               1,133,069

                    ------------------------------------------------------------

                    8.   Shared Dispositive Power                   - 0 -

--------------------------------------------------------------------------------
 9.    Aggregate Amount Beneficially Owned by Each Reporting Person

         1,133,069
--------------------------------------------------------------------------------
10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       (See Instructions)....................................................[X]

--------------------------------------------------------------------------------
11.    Percent of Class Represented by Amount in Row (9)

         4.8%
--------------------------------------------------------------------------------
12.    Type of Reporting Person (See Instructions)

         PN
--------------------------------------------------------------------------------

                                                                         5 of 11

CUSIP No.    82668M 10 2
         ------------------

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

         OVP IV Entrepreneurs Fund, L.P.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)  [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------

                    5.   Sole Voting Power                       56,411

Number of           ------------------------------------------------------------
Shares
Beneficially        6.   Shared Voting Power                        - 0 -
Owned by
Each                ------------------------------------------------------------
Reporting
Person With         7.   Sole Dispositive Power                    56,411

                    ------------------------------------------------------------

                    8.   Shared Dispositive Power                   - 0 -

--------------------------------------------------------------------------------
 9.    Aggregate Amount Beneficially Owned by Each Reporting Person

         56,411
--------------------------------------------------------------------------------
10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       (See Instructions)....................................................[X]

--------------------------------------------------------------------------------
11.    Percent of Class Represented by Amount in Row (9)

         less than 1%
--------------------------------------------------------------------------------
12.    Type of Reporting Person (See Instructions)

         PN
--------------------------------------------------------------------------------

                                                                         6 of 11

ITEM 1.

            (a)   Name of Issuer
                  SignalSoft Corporation

            (b)   Address of Issuer's Principal Executive Offices
                  1495 Canyon Boulevard
                  Boulder, Colorado  80302

ITEM 2.

            (a)   Name of Person Filing
                  This Schedule 13G is filed jointly on behalf of Charles P. Waite, Jr., Olympic Venture Partners III, L.P., OVP III Entrepreneurs Fund, L.P., Olympic Venture Partners IV, L.P. and OVP IV Entrepreneurs Fund, L.P.

            (b) Address of Principal Business Office or, if none, Residence The address for Charles P. Waite, Jr., Olympic Venture Partners III, L.P., OVP III Entrepreneurs Fund, L.P., Olympic Venture Partners IV, L.P. and OVP IV Entrepreneurs Fund, L.P. is:
                           2420 Carillon Point
                           Kirkland, Washington  98033

            (c)   Citizenship
                  Charles P. Waite, Jr. is a citizen of the United States of America.
                  Olympic Venture Partners III, L.P., OVP III Entrepreneurs Fund, L.P., Olympic Venture Partners IV, L.P. and OVP IV Entrepreneurs Fund, L.P. are Delaware limited partnerships.

            (d)   Title of Class of Securities
                  Common Stock, $0.001 par value

            (e)   CUSIP Number
                  82668M 10 2

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO 17 C.F.R.
            SECTION 240.13D-1(b) OR 17 C.F.R. SECTION 240.13D-2(b) OR (c),
            CHECK 3. WHETHER THE PERSON FILING IS A: Not applicable.
            (a)  [ ] Broker or dealer registered under section 15 of the Act
                     (15 U.S.C. Section 78o).
            (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                     Section 78c).
            (c)  [ ] Insurance company as defined in section 3(a)(19) of the Act
                     (15 U.S.C. Section 78c).
            (d)  [ ] Investment company registered under section 8 of the
                     Investment Company Act of 1940 (15 U.S.C. Section 80a-8).


                                                                         7 of 11

            (e)  [ ] An investment adviser in accordance with 17 C.F.R.
                     Section 240.13d-1(b)(1)(ii)(E);
            (f)  [ ] An employee benefit plan or endowment fund in accordance with 17 C.F.R. Section 240.13d-1(b)(1)(ii)(F);
            (g)  [ ] A parent holding company or control person in accordance with 17 C.F.R. Section 240.13d-1(b)(1)(ii)(G);
            (h)  [ ] A savings associations as defined in Section 3(b) of the
                     Federal Deposit Insurance Act (12 U.S.C. Section 1813);
            (i)  [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
            (j)  [ ] Group, in accordance with 17 C.F.R.
                     Section 240.13d-1(b)(1)(ii)(J).

ITEM 4.    OWNERSHIP.
            Charles P. Waite, Jr.:
            (a) Amount beneficially owned:  226,311 *         .
                                          --------------------
            (b) Percent of class:   less than 1% *            .
                                 -----------------------------
            (c) Number of shares as to which the person has:

                (i)  Sole power to vote or to direct the vote         31,200 * .
                                                             ------------------
                (ii) Shared power to vote or to direct the vote   195,111      .
                                                               ----------------
                (iii)Sole power to dispose or to direct the disposition of      31,200 *.
                                                                          --------------
                (iv) Shared power to dispose or to direct the disposition of       195,111       .

            *   Amounts beneficially owned and the percentage of ownership include the right to acquire beneficial ownership within 60 days of 31,200 shares.

            Olympic Venture Partners III, L.P.:
            (a) Amount beneficially owned:  1,934,718         .
                                          --------------------
            (b) Percent of class:   8.2%             .
                                 --------------------
            (c) Number of shares as to which the person has:
                (i)  Sole power to vote or to direct the vote          1,934,718        .
                                                             ---------------------------
                (ii) Shared power to vote or to direct the vote              - 0 -      .
                                                               -------------------------
                (iii)Sole power to dispose or to direct the disposition of      1,934,718        .
                                                                          -----------------------
                (iv) Shared power to dispose or to direct the disposition of          - 0 -      .
                                                                            ---------------------
            OVP III Entrepreneurs Fund, L.P.:
            (a) Amount beneficially owned:  98,456            .
                                          --------------------
            (b) Percent of class:   less than 1%              .
                                 -----------------------------
            (c) Number of shares as to which the person has:
                (i)  Sole power to vote or to direct the vote          98,456           .
                                                             ---------------------------

                                                                         8 of 11

                (ii) Shared power to vote or to direct the vote              - 0 -      .
                                                               -------------------------
                (iii)Sole power to dispose or to direct the disposition of      98,456           .
                                                                          -----------------------
                (iv) Shared power to dispose or to direct the disposition of          - 0 -      .
                                                                            ---------------------
            Olympic Venture Partners IV, L.P.:
            (a) Amount beneficially owned:  1,133,069         .
                                          --------------------
            (b) Percent of class:   4.8%             .
                                 --------------------
            (c) Number of shares as to which the person has:
                (i)  Sole power to vote or to direct the vote          1,133,069        .
                                                             ---------------------------
                (ii) Shared power to vote or to direct the vote              - 0 -      .
                                                               -------------------------
                (iii)Sole power to dispose or to direct the disposition of      1,133,069        .
                                                                          -----------------------
                (iv) Shared power to dispose or to direct the disposition of          - 0 -      .
                                                                            ---------------------

            OVP IV Entrepreneurs Fund, L.P.:
            (a) Amount beneficially owned:    56,411 .
                                          -----------
            (b) Percent of class:   less than 1%              .
                                 -----------------------------
            (c) Number of shares as to which the person has:
                (i)  Sole power to vote or to direct the vote          56,411           .
                                                             ---------------------------
                (ii) Shared power to vote or to direct the vote              - 0 -      .
                                                               -------------------------
                (iii)Sole power to dispose or to direct the disposition of      56,411           .
                                                                          -----------------------
                (iv) Shared power to dispose or to direct the disposition of          - 0 -      .
                                                                            ---------------------


ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

                                                                         9 of 11

ITEM 10.   CERTIFICATION.

         Not applicable.


                                                                        10 of 11

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Pursuant to Rule 13d-1(k), this Schedule 13G is filed jointly on behalf of each of Charles P. Waite, Jr., Olympic Venture Partners III, L.P., OVP III Entrepreneurs Fund, L.P., Olympic Venture Partners IV, L.P. and OVP IV Entrepreneurs Fund, L.P.

Date:    February 13, 2001            /s/ Charles P. Waite, Jr.
                                    --------------------------------------------
                                    Charles P. Waite, Jr.


Date:    February 13, 2001          Olympic Venture Partners III, L.P.
                                    By: OVMC III L.P., its General Partner


                                    By:  /s/ Charles P. Waite, Jr.
                                       -----------------------------------------
                                       Name: Charles P. Waite, Jr.
                                       Title: General Partner


Date:    February 13, 2001          OVP III Entrepreneurs Fund, L.P.
                                    By: OVMC III L.P., its General Partner


                                    By:  /s/ Charles P. Waite, Jr.
                                       -----------------------------------------
                                       Name: Charles P. Waite, Jr.
                                       Title: General Partner


Date:    February 13, 2001          Olympic Venture Partners IV, L.P.
                                    By: OVMC IV LLC, its General Partner


                                    By:  /s/ Charles P. Waite, Jr.
                                       -----------------------------------------
                                       Name: Charles P. Waite, Jr.
                                       Title: Managing Member


Date:    February 13, 2001          OVP IV Entrepreneurs Fund, L.P.
                                    By: OVMC IV LLC, its General Partner


                                    By:  /s/ Charles P. Waite, Jr.
                                       -----------------------------------------
                                       Name: Charles P. Waite, Jr.
                                       Title: Managing Member


                                                                        11 of 11